Exhibit 99.1
                          PRESS RELEASE
                          _____________


                          March 22, 2007


Philadelphia, Pennsylvania
FOR RELEASE:  IMMEDIATELY


  PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES AN INCREASE
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  IN ITS QUARTERLY CASH DIVIDEND AND APPROVAL OF A FOURTH STOCK
  _____________________________________________________________
                         REPURCHASE PLAN
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Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq:
PBIP)announced today that its Board of Directors, at their meeting on March 21, 2007, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on April 27, 2007 to the shareholders of record at the close of business on April 13, 2007. This dividend declaration represents a $.0.01 increase per share from previous quarterly cash dividends paid.

The Company also announced that it has substantially completed its third publicly announced repurchase program, and that its Board has approved the commencement of a fourth stock repurchase program. The new repurchase plan provides for the repurchase of up to an additional 242,000 shares, or approximately 5%, of the Company's outstanding common stock held by other than Prudential Mutual Holding Company, commencing after the completion of the third repurchase plan.

Tom Vento, President and Chief Executive Officer, stated "We are pleased to announce an increase in our quarterly dividend and our fourth repurchase program which is a reflection of our continued commitment to build long-term shareholder value. We have repurchased 749,800 shares to date at an aggregate cost of approximately $9.8 million, or $13.12 per share on average".

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At December 31, 2006, the Company had assets totaling $467.0 million, liabilities totaling $379.5 million and $87.5 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer,
Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial
Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.